Exhibit 3.1

EXECUTION VERSION

CERTIFICATE OF FORMATION

OF

MORGAN STANLEY PRIVATE INCOME FUND LLC

This Certificate of Formation of Morgan Stanley Private Income Fund, LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1.            Name. The name of the limited liability company formed hereby is Morgan Stanley Private Income Fund LLC.

2.            Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware, County of New Castle is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3.            This Certificate of Formation shall be effective on the date of filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of March 4, 2021.

MS CREDIT PARTNERS HOLDINGS INC.

By:	/s/ Orit Mizrachi
Name:	Orit Mizrachi
Title:	Executive Director

[Signature Page to Morgan Stanley Private Income Fund, LLC - Certificate of Formation]